Exhibit 10.2

FISCAL YEAR

BONUS AGREEMENT

UNDER THE

2007 EXECUTIVE INCENTIVE PLAN

This CRYOLIFE, INC. FISCAL YEAR              EXECUTIVE INCENTIVE PLAN BONUS AGREEMENT (this “Agreement”) was adopted by the Plan Committee pursuant to the CryoLife, Inc. (the “Company”) 2007 Executive Incentive Plan (the “Plan”) (a copy of which is attached as Exhibit 1) and agreed to by the Company and                      (“Executive”) effective             , 20__. This Agreement is effective for the fiscal year ending December 31, 20         (the “Plan Year”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

1. Calculation of Bonus. Subject to the further adjustments, limitations and additions provided for in the Plan and this Agreement, Executive’s bonus for the              fiscal year shall be computed as set forth on Exhibit 2 attached hereto.

2. Term of Agreement. This Agreement shall be effective only for the Plan Year (i.e., the fiscal year ending December 31, 20__).

3. No Employment Arrangement Implied. Nothing in this Agreement or the Plan shall imply any right of Employment for Executive, and except as set forth in Section 10 of the Plan with respect to a Change of Control or as otherwise determined by the Committee, in its discretion, or contained in any other agreement between Executive and the Company, which shall not be affected hereby, if Executive is terminated, voluntarily or involuntarily, with or without cause, prior to the end of the Plan Year, Executive shall not be entitled to any bonus for the Plan Year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.

4. Plan Provisions shall Govern. This Agreement is subject to and governed by the Plan and in the case of any conflict between the terms of this Agreement and the contents of the Plan, the terms of the Plan will control.

5. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without regard to the principle of conflict of laws.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

7. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement, and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.

8. Amendment and Termination. The Company may amend this Agreement, at any time prior to the payment of the bonus, without the approval of Executive. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate this Agreement at any time prior to the payment of the bonus and Executive shall not be entitled to any bonus under this Agreement for the Plan Year regardless of when this Agreement is terminated.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first written above.

CRYOLIFE, INC.	EXECUTIVE

By:
Title:

EXHIBIT 1

“PLAN”

EXHIBIT 2

Executive may earn up to approximately __% of Executive’s base salary of $             based on attaining specified adjusted revenue targets, up to approximately         % of base salary based on achieving specified adjusted net earnings targets, and up to approximately         % of base salary based on Executive’s personal performance review. No bonus is payable in a given category if the specified minimum set forth below in that category is not obtained. In addition, Executive may earn from __% to __% of base salary if additional adjusted net earnings targets are met. Subject to the provisions of the Plan and the discretion of the Committee, all bonuses will be paid         % in cash and         % in Company common stock, valued at the closing price of the common stock on the New York Stock Exchange on the date of Compensation Committee authorization of payment. Details regarding bonus calculation are set forth below (data points shown in the tables, other than the minimum and maximum levels, are representative only, and a pro rata portion of the bonus shall be earned for performance achieved that falls between the data points shown):

Adjusted Revenues*

Adjusted Revenue* Target (in thousands)	$	_______	$	_______	$	_______	$	_______	$	_______	$	_______	$	_______	$	_______	$	_______
Bonus Payable	$	_______	$	_______	$	_______	$	_______	$	_______	$	_______	$	_______	$	_______	$	_______

*	Adjusted Revenues are fiscal Company revenues from (i) cardiac and vascular allograft tissue processing, (ii) BioGlue and related product sales, and (iii) CardioWrap sales.

Adjusted Net Income*

Adjusted Net Income* Target (in thousands)	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______
Bonus Payable	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______

*

Adjusted Net Income is GAAP net income for             , exclusive of interest expense, interest income, stock compensation expense (other than stock compensation expense related to the bonus plan), other income and expense and income taxes.

Personal Performance

Personal Performance Rating		4 or higher		3		2		1
Bonus Payable	$	________	$	________	$	________	$	________

Additional Bonus Related to Adjusted Net Income*

Adjusted Net Income* Target (in thousands)	$	________	$	________	$	________
Bonus Payable	$	________	$	________	$	________

5